Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
BAKER HUGHES INCORPORATED
          Baker Hughes Incorporated (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that Article NINTH of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
     NINTH: Subject to the terms of any class or series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by (i) the Board of Directors, (ii) an authorized committee of the Board of Directors, or (iii) the Secretary of the Corporation following the Secretary’s receipt of written requests to call a meeting from the holders of 25% of the voting power of the capital stock outstanding who have delivered such requests in accordance with and subject to the provisions of the bylaws of the Corporation (as amended from time to time), including any limitations set forth in the bylaws of the Corporation on the ability to make such a request for such a special meeting. Except as required by law or provided by the terms of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may not be called by any other person or persons.
          The Corporation does hereby certify that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 22nd day of April, 2010.

BAKER HUGHES INCORPORATED
By:	/s/ Chad C. Deaton
Chad C. Deaton
Chairman of the Board, President and Chief Executive Officer

RESTATED CERTIFICATE OF INCORPORATION
OF
BAKER HUGHES INCORPORATED
(Originally incorporated on November 3, 1986)
     FIRST: The name of this Corporation is:
BAKER HUGHES INCORPORATED
     SECOND: The address of its registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 765,000,000 shares of capital stock consisting of 15,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), and 750,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”).
     The designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.
     FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.
     SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
     SEVENTH: The bylaws of the Corporation shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than a majority of the stock issued and outstanding and entitled to vote in the election of directors, considered for purposes of this Article SEVENTH as one class.
     EIGHTH: No action shall be taken by the stockholders except at an annual or special meeting of stockholders and stockholders may not act by written consent.

     NINTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings. Special meetings of stockholders of the Corporation may not be called by any other person or persons.
     TENTH: No director of this Corporation shall be personally liable to the Corporation nor its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
     If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the full extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
     ELEVENTH: The directors of the Corporation shall serve for a term of one year ending on the date of the annual meeting of stockholders following the annual meeting at which the director was elected.
     The number of directors shall be fixed from time to time by the bylaws of the Corporation or an amendment thereof duly adopted by the Board of Directors or by the stockholders acting in accordance with Article SEVENTH herein.
     Notwithstanding any of the foregoing provisions of this article, each director shall serve until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.
     TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, this Restated Certificate of Incorporation which only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this Corporation as heretofore amended or supplemented, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, and it having been duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 26th day of July, 2007.

BAKER HUGHES INCORPORATED
By:	/s/ Sandra E. Alford
	Name:	Sandra E. Alford
	Title:	Corporate Secretary